Exhibit 10.1

EXECUTIVE TRANSITION AGREEMENT

This Executive Transition Agreement (this “Agreement”) is made and entered into as of September 5, 2025 (the “Effective Date”) by and between Core & Main LP, a Florida limited partnership (“Core & Main”), and John R. Schaller, a Florida resident (“Schaller”).
RECITALS
A.Schaller has served as the Executive Vice President of Core & Main
B.Schaller has decided to retire from such role as of October 31, 2025 (the “Retirement Date”).
C.Core & Main desires to retain Schaller to provide certain transition and consulting services as set forth on Schedule A (the “Services”) upon his retirement in accordance with the terms and conditions contained in this Agreement.
AGREEMENT
In consideration of the mutual covenants, terms and conditions contained herein, the parties hereby agree as follows:
1.Transition Terms.
1.1Retirement Date. The parties agree that Schaller will retire effective on the Retirement Date. Schaller will thereafter transition to a consultant of Core & Main and will not thereafter be an employee of Core & Main. By execution of this Agreement and effective as of the Retirement Date, Schaller hereby resigns each and every position he holds with Core & Main and any parent, subsidiary or affiliate thereof, including Core & Main, Inc.
1.2Bonus Payment. In exchange for the obligations and promises of Schaller as set forth in this Agreement, provided Schaller does not revoke this Agreement as set forth in Section 9 below, Core & Main will pay to Schaller a lump sum equal to $331,500 (the “Bonus Amount”), which amount is in lieu of and not in addition to any amounts which may have otherwise been payable to Schaller pursuant to Core & Main’s annual management incentive compensation plan. The Bonus Amount is payable as soon as administratively possible following the end of the revocation period specified below. The payment of the Bonus Amount is subject to withholding of applicable taxes and deductions.
1.3Benefits. Schaller’s medical benefits shall end on the last day of the month in which the Retirement Date falls, pursuant to the terms of such plans and applicable law.

2.Consulting and Transition Services. During the Term (as defined below), Schaller shall provide the Services in a competent and professional manner, and Schaller agrees to devote the time, attention, skill and ability reasonably necessary for the performance of the Services. Schaller and Core & Main agree that all Services to be provided under this Agreement will be performed personally by Schaller, and no substitution or delegation of such performance will be permitted.
3.Term and Termination.
3.1Term. Subject to Section 3.2, the term of this Agreement shall begin on the Retirement Date and shall continue for a period of six (6) months (the “Term”). This Agreement may be extended by mutual consent of the parties, upon the same terms and conditions and for a period of time as agreed upon by the parties in writing.
3.2Early Termination. Core & Main may, notwithstanding any other provision of this Agreement, terminate this Agreement immediately by giving written notice to Schaller in the event that (i) Schaller fails to provide services as requested by Core & Main, fails to provide services of such quality as required by Core & Main, or breaches this Agreement; or (ii) Schaller fails to comply with policies of Core & Main while providing the Services.
3.3Return of Property Upon Termination. Upon termination of this Agreement for any reason (or no reason) by either party or upon written request of Core & Main, Schaller shall immediately return to Core & Main all property of Core & Main which may be in Schaller’s possession or control as a result of the consulting relationship or his prior employment with Core & Main, and shall not retain any copies of any documents (electronic or otherwise ) regarding the business of Core & Main.
4.Compensation and Expenses. During the Term, Core & Main shall pay Schaller $29,167.00 per calendar month (pro-rated for any partial month). During the Term, Core & Main shall reimburse Schaller for actual, documented and reasonable air travel and other expenses incurred by Schaller to the extent reasonably necessary to provide the Services and as requested by Core & Main. Except as provided in this Section 4, Schaller shall not receive any other payments, benefits or expenses from Core & Main for the Services. Core & Main shall issue a Form 1099 to Schaller reflecting payments pursuant to Section 4 of this Agreement.
5.Nature of Relationship.
5.1Independent Contractor. Schaller and Core & Main agree that Schaller shall at all times after the Retirement Date and during the performance of the Services hereunder be an independent contractor (and not an employee), maintaining sole and exclusive control over Schaller’s business, operations, and how the duties hereunder are to be completed. At all times, Schaller shall be responsible for payment of taxes (whether federal, state, or local) upon any amounts paid under Section 4 of this Agreement, and Schaller agrees to defend Core & Main from any claim that Schaller is not an independent contractor and fully indemnify Core &

Main for any taxes, interest, penalties and attorney’s fees related to amounts paid, or taxes and/or penalties imposed, as a result of payments to Schaller pursuant to Section 4 of this Agreement. Following the Retirement Date, Schaller is not an employee of Core & Main and specifically understands and agrees that he is not entitled to any of the rights or benefits which Core & Main may grant to its employees including group medical insurance or other fringe benefit programs. As an independent contractor of Core & Main, Schaller agrees not to make any claim against Core & Main for benefit contributions or coverage, worker’s compensation, wages, overtime, or for any unemployment benefits or compensation contributions or payments. Following the Retirement Date, Schaller has no authority to enter into agreements on behalf of Core & Main or its subsidiaries and shall not, in any way, attempt to obligate or create any liability on behalf of Core & Main, and Schaller is not authorized to bind Core & Main to any liability or obligation or represent that Schaller has such authority.
5.2No Workers’ Compensation. The parties agree that no workers’ compensation insurance shall be obtained by Core & Main concerning Schaller following the Retirement Date. Schaller agrees that Schaller shall comply with the workers’ compensation laws pertaining to Schaller.
6.Confidentiality Obligations of Schaller. Schaller shall not, either during the Term or after this Agreement is terminated (regardless of whether such termination is with cause or without cause), directly or indirectly, disclose, use, divulge or allow to be divulged, or communicate in any fashion, form or manner to any person, firm, partnership, business or other entity, or use for his own benefit, any trade secrets or any Confidential Information (as defined below) of Core & Main except to the limited extent that such disclosure or use is required to perform duties under this Agreement. Any Confidential Information is and shall remain solely and exclusively the property of Core & Main. All Confidential Information or copies of same, whether made by Schaller or by others, are acknowledged by Schaller to be the property of Core & Main and not to be used for the benefit of Schaller or for any other person’s benefit. “Confidential Information,” as used herein, shall mean any information related to the business of Core & Main or its subsidiaries that is disclosed to Schaller or known by Schaller as a consequence of, or through, his past, present or prospective services and relationship with Core & Main that is not generally known to the public, including, but not limited to, Core & Main’s proprietary and non-public method(s) of doing business, trade secrets, business and technical know how, designs, research, materials, techniques, formulas, procedures, testing information, technical information, devices, manuals, techniques and methods, processes, customer lists, supplier and vendor information, personnel information, marketing plans, business plans, forecasts, contractor information, and accounting and financial information.
7.Intellectual Property. Schaller acknowledges and agrees that it is Schaller’s intent to hereby transfer to Core & Main all rights, title, and interest in and to any and all intellectual property developed or learned as a result of this Agreement (collectively, the “Work Product”). In furtherance of the assignments made herein and hereby, Schaller shall complete and deliver to Core & Main any and all documents and instruments requested by Core & Main that Core & Main deems reasonable and appropriate to effect or perfect any of the assignments made herein and vest the Work Product in Core & Main, including the necessary powers of attorney. Core & Main may file all such documents with the appropriate agencies, at Core & Main’s cost, and Schaller shall provide reasonable assistance and cooperation as may be needed with such filings.
8.Release and Waiver of Claims by Schaller. In exchange for the obligations and promises of Core & Main herein, Schaller hereby releases and forever discharges, on behalf of himself and his spouse, heirs, administrators, children, representatives, executors, successors, assigns, and all other persons claiming through Schaller (collectively, “Releasers”), Core & Main and all its present, former, and future officers, board members, directors, partners, employees, agents, attorneys, divisions, subsidiaries, predecessors, successors, related companies, and members of all of them (“Released Parties”) from any and all claims, demands, suits, grievances, liabilities or causes of action of any kind whatsoever now existing or later discovered that in any way relate to, are connected with, or arise directly or indirectly out of the employment of Schaller by Core & Main and otherwise, up to the date of the execution of this Agreement. The claims released and waived by Releasers include, but are not limited to, all claims asserted, or which could have been asserted for severance pay, bonus, salary, sick leave, attorneys’ fees, holiday pay, vacation pay, life insurance, health or medical insurance or any other fringe benefit, workers’ compensation or disability, and any claims asserted or which could have been asserted under federal, state, or local constitution, statute, regulation, ordinance or law that in any way relate to employment, due process, non-vested pension benefits, harassment, discrimination or retaliation in employment, termination of employment, constructive discharge, or personal injury, including, but not limited to: Title VII of the Civil Rights Act of 1964, as amended 42 U.S.C. § 2000e, et seq.; the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. §§ 621 et seq.; the Americans with Disabilities Act, 42 U.S.C. §§ 12101, et seq.; the Family and Medical Leave Act, 29 U.S.C. §§ 2601, et seq.; the Employee Retirement Income Security Act, 29 U.S.C. §§ 1001, et seq.; any state or local antidiscrimination statutes, including but not limited to the Missouri Human Rights Act;; any and all tort and personal injury claims; any claim that Core & Main or Released Parties breached any contract, express or implied, with Schaller; made any misrepresentations to Schaller; constructively discharged Schaller; discharged Schaller in violation of public policy or acted in any way whatsoever in violation of his rights; defamation; invasion of privacy; promissory estoppel; and any and all claims for attorneys’ fees. Schaller and Releasers covenant and agree that they have not filed and will not file any complaint, charge, or action against Core & Main or the Released Parties with any local, state, or federal agency or court arising from or relating to Schaller’s employment with Core & Main, or any act or omission on the part of Core & Main occurring on or prior to the date of this Agreement.
Schaller agrees that this provision is intended to be all encompassing and to act as a full and total release of any claim, except for those claims that cannot be released by private agreement, whether specifically enumerated herein or not, that Schaller might have or have had, that exists or ever has existed on or up to the date of this Agreement.

This Agreement does not apply to any claims or rights that may arise after the date that Schaller signs this Agreement, reimbursement for expenses under Core & Main’s expense reimbursement policies, vested rights under Core & Main’s ERISA-covered employee benefit plans, as applicable on the date Schaller signs this Agreement, and any claims that may not be legally released by private agreement.
In addition, nothing in this Agreement including but not limited to the acknowledgments, release of claims, proprietary information, confidentiality, cooperation, and non-disparagement provisions, (x) limits or affects Schaller’s right to challenge the validity of this Agreement under the ADEA or the OWBPA, (y) prevents Schaller from communicating with, filing a charge or complaint with; providing documents or information voluntarily or in response to a subpoena or other information request to; or from participating in an investigation or proceeding conducted by the Equal Employment Opportunity Commission, National Labor Relations Board, the Securities and Exchange Commission, law enforcement, or any other any federal, state or local agency charged with the enforcement of any laws, or from responding to a subpoena or discovery request in court litigation or arbitration, or (z) limits Schaller from exercising rights under Section 7 of the National Labor Relations Act or similar state law to engage in protected, concerted activity with other employees, although by signing this Agreement, Schaller is waiving rights to individual relief (including backpay, frontpay, reinstatement or other legal or equitable relief) in any charge, complaint, or lawsuit or other proceeding brought by Schaller or on Schaller’s behalf by any third party, except for any right Schaller may have to receive a payment or award from a government agency (and not Core & Main) for information provided to the government agency or otherwise where prohibited.
9.Revocation and Receipt. Schaller acknowledges that he has been advised by this writing, as required by the Older Workers’ Benefit Protection Act (OWBPA), that Schaller received this Agreement on October 31, 2025 and that Schaller has been given until the close of business on November 21, 2025, to consider and review this Agreement before signing it. Schaller may accept the offer contained in the Agreement at any time within such period by signing it and delivering it to Core & Main. If Schaller does so, the 21-day period automatically ceases. Should Schaller not execute this Agreement prior to the close of business on November 21, 2025, the terms and conditions of this Agreement will automatically expire. Schaller further acknowledges that he may revoke (cancel) this Agreement within seven days after executing. This Agreement will be final and binding unless revoked by Schaller within seven days after execution. To be effective, Schaller’s revocation must be in writing and must be delivered to Core & Main Attn: General Counsel, within the seven-day period. No payments under this Agreement will be made prior to the expiration of the seven-day revocation period. Schaller acknowledges that he is knowingly and voluntarily waiving and releasing any rights she may have under the Age Discrimination in Employment Act of 1967 (ADEA). Schaller also acknowledges that the consideration given for the waiver and release set forth in this Agreement is in addition to anything of value to which Schaller was already entitled without the waiver and release.

10.Miscellaneous.
10.1Entire Agreement. This Agreement constitutes the entire agreement between the parties relating to the subject matter hereof and supersedes all prior written or oral negotiations, representations, or agreements pertaining to such subject matter. No modification of this Agreement shall be binding on either party unless it is in writing and signed by the parties sought to be bound.
10.2Law, Jurisdiction and Venue. This Agreement shall be governed by and construed under the laws of the State of Missouri. The parties agree that proper jurisdiction and venue for any action arising under the terms of this Agreement shall solely be in the federal or state courts located in Missouri.
10.3Severability. The provisions of this Agreement are severable and if one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions or portions of this Agreement shall nevertheless be binding on or enforceable by and between the parties hereto.
10.4Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. A document (or signature page therein) signed and transmitted as a .pdf attachment to e-mail is to be treated as an original document (or signature).
10.5Assignment. Schaller may not assign any of Schaller’s rights or delegate any of Schaller’s duties or obligations under this Agreement without the advance written consent of the Core & Main.
10.6Non-Waiver. Core & Main’s failure to enforce any provision of this Agreement or exercise any of its rights in the event Schaller breaches any of the covenants in this Agreement shall not be construed as a waiver of such breach or prevent Core & Main from later enforcing any covenant in this Agreement.

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In Witness Whereof, the parties hereto have executed this Agreement as of the day and year first written above.

CORE & MAIN LP

By: /s/ Mark Witkowski
Name: Mark Witkowski
Title: Chief Executive Officer

/s/ John R. Schaller
John R. Schaller

SCHEDULE A

Services

Schaller will complete the following services for Core & Main as well as any other services which Core & Main and Schaller may from time to time agree:

•Assist with the transition and maintenance of vendor and customer relationships and counsel the Company in respect of the operations of the Company
•Advise on transition matters where necessary
•Assist in the transition of legacy knowledge and business data and information